Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2023, relating to the financial statements of Virtus Investment Partners, Inc. and the effectiveness of Virtus Investment Partners, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Virtus Investment Partners, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

May 24, 2023